Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

June 18, 2013

Generac Holdings Inc.

S45 W29290 Hwy. 59

Waukesha, Wisconsin 53189

Ladies and Gentlemen:

We have acted as counsel to Generac Holdings Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain selling stockholders of the Company (the “Selling Stockholders”) of an aggregate of 7,475,000 shares of common stock (which includes 975,000 shares that are subject to the underwriter’s option to purchase additional shares), par value $0.01 per share of the Company (the “Shares”). The Shares are to be sold by the Selling Stockholders pursuant to the underwriting agreement, dated as of June 13, 2013 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and Morgan Stanley & Co. LLC, as underwriter.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Third Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement on Form S-3 (File No. 333-185136) filed by the Company on November 26, 2012 (the “Registration Statement”); (iv) the prospectus, dated November 26, 2012 (the “Base Prospectus”), which forms a part of the Registration Statement; (v) the preliminary prospectus supplement, dated June 13, 2013, relating to the Shares; (vi) the prospectus supplement, dated June 13, 2013 (together with the Base Prospectus, the “Prospectus”), relating to the Shares; (vii) the Underwriting Agreement; (viii) the form of Common Stock Certificate of the Company and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP